EXHIBIT 99.1

FOR RELEASE August 8, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Second Quarter 2013 Results

THE WOODLANDS, Texas — August 8, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•
Signed multi-million dollar preferred price and capacity license with a major ecosystem partner to facilitate the development, introduction and production of products that feature next-generation touch screens based on UniPixel’s UniBoss™ pro-cap, multi-touch sensor film. Under the terms of the license, UniPixel subsequently received $5 million milestone payment recorded as deferred revenue, which is currently financing the build out of an additional one million square feet per month of production capacity for UniBoss.

•
Entered into a manufacturing and supply agreement to produce next-generation touch sensors based on UniBoss™ technology. UniPixel and Kodak have begun constructing a state-of-the-art manufacturing and testing facility within the Eastman Business Park in Rochester, New York, with nearly 100,000 square feet of manufacturing space for the UniBoss roll-to-roll printing and plating lines. In 2013, approximately $24 million has been allocated to improve and equip the Kodak Rochester facility, which includes the installation of two printing lines and up to 15 plating lines.

•
Received two printing lines at Kodak Rochester facility and two plating lines at the company’s Texas facility, bringing the total plating lines at its Texas facility to three. The company ordered four more plating machines, which will be modified with UniBoss technology and delivered to the Kodak Rochester facility in the third quarter of 2013. Each printer will be capable of producing 1 million units or square feet per month in a roll-to-roll process, and with line widths down to 5 microns.

•
Completed build-out of newly leased 7,500 square foot office and wet lab space, bringing its Woodlands facilities to more than 20,000 square feet. The wet lab area includes a chemistry lab for ink formulations and process validation, as well as analytical tools to support both manufacturing quality control and customer support.

•
Launched Diamond Guard™ Resin business model to enable functional hard coats that can be applied to film as well as three dimensional applications such as cases. The move to the resin business model allows UniPixel to reach many more applications and customers with its Diamond Guard hard coat product.

•
Appointed Robert A. Rusenko as VP of manufacturing. He brings more than 12 years of executive management experience from GE and DuPont in the performance material and chemical industries with a strong track record of improving manufacturing productivity levels, implementing Six Sigma black belt practices to create the most efficient and productive commercial manufacturing processes possible.

•	Completed a $41.2 million (net) equity raise, with the use of proceeds for working capital and general corporate purposes.

•
Joined the Russell 3000® Index and the Russell Global Index, which are widely used by investment managers and institutional investors for index funds, and as benchmarks for both passive and active investment strategies.

•
Enhanced UniPixel’s IP portfolio with 14 patent applications submitted during the quarter. The company's IP portfolio currently totals 93 patent applications submitted, with two patents issued. Enhancing the IP portfolio remains a priority for creating strategic value and establishing barriers to entry, and there are currently more than 17 patent applications the company is preparing to submit over the remainder of 2013.

Q2 2013 Financial Summary
In the second quarter of 2013, the company received a $5 million milestone payment from its ecosystem partner that was recorded as deferred revenue, resulting in marginal revenue reported in the quarter as the company focused on advancing the manufacturing build-out and market introduction of UniBoss. For the first six months of 2013, revenue totaled $5.1 million, as compared to $74,124 in the same year-ago period. The increase for the first half of 2013 was primarily due to a $5.0 million payment received by the company’s PC maker licensee.

Selling, general and administrative (SG&A) expenses in the second quarter of 2013 totaled $2.2 million, as compared to $0.9 million in same year-ago quarter. The increase was primarily due to an increase in salaries and benefits, partially driven by an increase in stock compensation expense, restricted stock expense and the number of employees, as well as an increase in legal expenses. SG&A expenses in the first half of 2013 totaled $4.4 million, as compared to $1.8 million in the same year-ago period. The increase in the first half of 2013 was primarily due to an increase in salaries, number of employees, stock compensation expense, restricted stock expenses and employee bonus expense, as well as an increase in legal expenses.

Research and development expenses in the second quarter of 2013 totaled $2.5 million as compared to $1.2 million in the same year-ago quarter. Research and development expenses in the first half of 2013 totaled $4.5 million, as compared to $2.3 million in the same year-ago period. The increase in both periods was primarily due to increased lab expense related to prototype development of products based on the company’s performance engineered films.

Net loss was $4.7 million or $(0.40) per share in the second quarter of 2013, as compared to a net loss of $2.0 million or $(0.29) per share in the same year-ago quarter. Net loss was $3.7 million or $(0.35) per share in the first half of 2013, as compared to a net loss of $4.1 million or $(0.57) per share in the same year-ago period.

Cash and cash equivalents totaled $53.4 million at June 30, 2013, as compared to $15.7 million at March 31, 2013. The increase was primarily due the equity raise completed during the quarter.

Management Commentary
“Our second quarter demonstrated strong progress with our preferred price and capacity model for UniBoss,” said Reed Killion, president and CEO of UniPixel. “This included signing a second preferred price and capacity license with a major consumer electronics ecosystem partner. Based on a milestone we quickly met under this license agreement, we received a $5.0 million payment that we recorded as deferred non-recurring engineering revenue. The funds are supporting the build out of an additional one million square feet per month of UniBoss equipment capacity in preparation for meeting anticipated customer demand.

“Together with Kodak, we’ve completed the deconstruction on our state of the art manufacturing and testing facility at the Eastman Business Park, which has more than 100,000 square feet of manufacturing space for our UniBoss roll-to-roll printing and plating lines. We are now working on second and third floor of the Kodak facility. Along with utilizing the Kodak’s infrastructure, including 40 dedicated full-time employees, our manufacturing and supply relationship with Kodak allows us to be completely vertically integrated, as well provide us lab access and resources for deconstructive analysis, processing and metrology.

“We are also in the process of documenting our manufacturing processes in order to achieve ISO 9000 and ISO 14000 certifications. During this process, we are closely integrated with our manufacturing and ecosystem partners on understanding and meeting expectations in terms of quality documentation. Our global licensees and manufacturing partners both have tier 1 qualification processes, so we believe UniPixel is qualifying at the highest level.

“To ramp up equipment capacity, the two printing lines that were delivered to the Kodak Rochester facility and two plating lines that were delivered to our Texas facility during the second quarter are currently being installed and calibrated for our UniBoss manufacturing process. Last month, we hit our stated equipment capacity milestone of 200,000 square feet per month, which keeps us on track to ramp up equipment capacity to 700,000 square feet per month by the end of September and 1.3 million by January of 2014. And we’re still planning to build out equipment capacity throughout  2014 to support ever increasing anticipated demand, with this accomplished by expanding the Rochester site and adding additional printing and plating lines, while increasing throughput via continuous process improvement. We expect four plating lines to be delivered at Kodak Rochester facility in the third quarter of 2013.

“For the second half of 2013, while there continues to be numerous market opportunities for our performance engineered films, we will remain laser focused on the successful global market introduction of our UniBoss touch screen technology. As we continue to work closely with our worldwide licensee and manufacturing partners to design end-products, refine and certify our processes, and build out commercial-level equipment capacity, we continue to be on track for generating production revenue in the fourth quarter of 2013.”

Conference Call
UniPixel President and CEO Reed Killion and CFO Jeff Tomz will host a conference call later today to discuss the second quarter and outlook for 2013, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Thursday, August 8, 2013
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=105272

To participate in the conference call via telephone, dial 1-480-629-9712 and provide the conference name or conference ID 4629606. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 8, 2013, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 4629606.

About UniBoss
A UniBoss touch-screen offers higher touch response and sensitivity, superior touch distinction, better durability, and lower power requirements. UniBoss offers the touch ecosystem the unique advantages of metal mesh touch sensors based on an additive, roll-to-roll, flexible electronics process, as compared to the traditional subtractive ITO-based and subtractive ITO replacement based touch sensor solutions. The UniBoss manufacturing process continues to be the only additive process that promises to reduce manufacturing costs and supply chain complexity of current ITO and other ITO replacement sensors by significantly minimizing manufacturing steps. Other production advantages include lower material costs and a simplified supply chain, as well as extensibility to many sizes and form factors.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with line widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$53,408,680	$13,000,372
Prepaid expenses	—	160,320

Total current assets	53,408,680	13,160,692

Property and equipment, net of accumulated depreciation of $3,071,386 and $2,531,917, at June 30, 2013 and December 31, 2012, respectively	9,854,828	1,536,658
Restricted cash	17,439	17,439

Total assets	$63,280,947	$14,714,789

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,289,210	$348,683
Bonus accrual	273,675	—
Deferred revenue	5,000,000	—

Total current liabilities	6,562,885	348,683

Total liabilities	6,562,885	348,683

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,037,487 shares issued and outstanding at June 30, 2013 and 9,854,268 shares issued and outstanding at December 31, 2012	12,037	9,854
Additional paid-in capital	131,767,395	85,669,802
Accumulated deficit	(75,061,370)	(71,313,550)

Total shareholders’ equity	56,718,062	14,366,106

Total liabilities and shareholders’ equity	$63,280,947	$14,714,789

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$749	$70,560	$5,070,165	$74,124

Cost of revenues	385	24,106	3,421	25,479

Gross margin	364	46,454	5,066,744	48,645

Selling, general and administrative expenses	2,172,777	888,804	4,352,844	1,817,873
Research and development	2,528,303	1,197,263	4,468,191	2,317,341

Operating loss	(4,700,716)	(2,039,613)	(3,754,291)	(4,086,569)

Other income (expense)
Interest income (expense), net	5,481	1,255	6,471	2,826

Net loss	$(4,695,235)	$(2,038,358)	$(3,747,820)	$(4,083,743)

Per share information
Net loss - basic	$(0.40)	$(0.29)	$(0.35)	$(0.57)
Net loss - diluted	(0.40)	(0.29)	(0.35)	(0.57)

Weighted average number of basic common shares outstanding	11,632,702	7,142,307	10,854,719	7,142,307
Weighted average number of diluted common shares outstanding	11,632,702	7,142,307	10,854,719	7,142,307